Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

U.S. BANCORP,

CASCADE ACQUISITION CORPORATION

AND

UNITED FINANCIAL CORP.

DATED AS OF NOVEMBER 6, 2006

i

INDEX OF DEFINED TERMS

Term	Page

Affiliate	59
affiliated person	17
Affiliated Person	60
Agreement	1
Articles of Merger	2
Average Closing Price	56
BHCA	8
BIF	9
Breakup Fee	57
Brokered Deposits	60
Business Day	2
Change in the Company Recommendation	42
Closing	2
Closing Date	2
Code	1
Company	1
Company Bank	7
Company Common Stock	1
Company Disclosure Schedule	7
Company Filed SEC Documents	11
Company Financial Advisor	30
Company Insiders	47
Company Material Contracts	14
Company Permitted Liens	8
Company Plan	23
Company Preferred Stock	9
Company Recommendation	45
Company Regulatory Agreement	16
Company SEC Documents	11
Company Section 16 Information	47
Company Shareholder Approval	29
Company Shareholders Meeting	5
Company Stock Certificate	3
Company Stock Option	4
Company Stock Plan	4
Company Takeover Proposal	41
Company’s Current Premium	48
Confidentiality Agreement	41
Controlled Group Liability	25
Term	Page

Covered Employees	49
Derivative Transactions	18
Determination Date	56
Effective Time	2
Employee	13
Employment Agreement	23
Environmental Claims	27
ERISA	23
ERISA Affiliate	25
Exchange Act	10
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	3
Exchange Ratio	56
FDIC	9
Fill Option	55
Final Index Price	56
Finance Laws	17
Form S-4	11
FRB	11
GAAP	12
Governmental Entity	11
Indebtedness	14
Indemnified Party	47
Index Ratio	55
Initial Index Price	56
Instruments of Indebtedness	13
Intellectual Property	27
IRS	21
Knowledge	60
Letter of Transmittal	5
Liens	8
Major Company Shareholder	10
Material Adverse Change	60
Material Adverse Effect	60
Materially Burdensome Regulatory Condition	46
MBCA	1

Term	Page

Merger	1
Merger Consideration	3
Merger Sub	1
Montana Banking Division	11
Multiemployer Plan	23
Multiple Employer Plan	24
NYSE	6
Other Company Documents	16
Other Parent Documents	34
Parent	1
Parent Adjustment Event	4
Parent Benefit Plans	50
Parent Closing Price	6
Parent Convertible Securities	31
Parent Disclosure Schedule	30
Parent Filed SEC Documents	35
Parent Permits	34
Parent Preferred Stock	31
Parent Ratio	55
Parent Regulatory Agreement	34
Parent SEC Documents	33
Parent Stock Options	31
Parent Stock Plans	31
Parties	1
Permits	15
Term	Page

Permitted Deposit Liabilities	39
Person	60
Plan	23
Policies, Practices and Procedures	19
Proxy Statement	11
qualified by materiality	52
Qualified Plans	24
Representatives	45
Requisite Regulatory Approvals	51
Restraints	52
SEC	11
Securities Act	11
Software	27
Starting Price	56
Subsidiary	60
Support Agreement	1
Support Agreement Parties	1
Surviving Corporation	1
Tax	22
Tax Return	23
Taxes	22
Third Party Public Event	57
Unlawful Gains	18
Wachtell, Lipton	2
Withdrawal Liability	25

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 2006, by and between U.S. Bancorp, a Delaware corporation (“Parent”), Cascade Acquisition Corporation, a Minnesota Corporation (“Merger Sub”), and United Financial Corp., a Minnesota corporation (the “Company”). Parent, Merger Sub and the Company are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, each of Parent, Merger Sub and the Company desires to enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company (“Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the Merger in accordance with the provisions of the Minnesota Business Corporations Act (the “MBCA”) and determined that the Merger is advisable;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, in connection with the Merger and the entry by the Parties into this Agreement, Parent is entering into a separate Voting and Support Agreement, of even date herewith (the “Support Agreement”), by and between Parent and each of the shareholders of the Company whose names are set forth on the signature pages thereto (the “Support Agreement Parties”), pursuant to which, among other things, the Support Agreement Parties have agreed to vote all of the shares of Company Common Stock owned by them in favor of adoption and approval of this Agreement and the Merger; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Effective Time, the Company shall be the surviving corporation (the “Surviving Corporation”) and the corporate existence of Merger Sub shall cease.

SECTION 1.2   Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. on a date to be specified by the Parties, which date, subject to the proviso at the end of this sentence, shall be no later than the fifth Business Day (as defined herein) after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the Parties; provided, that Parent may designate in its sole discretion that the Closing shall occur on the last Business Day of, or the first Business Day of the month immediately following, the month in which the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”). The Closing will be held at the offices of Wachtell, Lipton, Rosen & Katz (“Wachtell, Lipton”), 51 West 52nd Street, New York, New York 10019 or at such other location as is agreed to by the Parties. “Business Day” shall mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government.

SECTION 1.3   Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing the articles of merger with the Office of the Secretary of State of the State of Minnesota in accordance with the MBCA (the “Articles of Merger”) and shall make all other filings or recordings required under the MBCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Office of the Secretary of State of the State of Minnesota, or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.4   Effects of the Merger. The Merger shall have the effects set forth in the MBCA.

SECTION 1.5   Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.6   Directors and Officers.

(a)   From and after the Effective Time and subject to applicable law, the directors of the Company shall consist of the directors of Merger Sub in office immediately prior to the Effective Time, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Company.

(b)   From and after the Effective Time, the officers of Merger Sub shall become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(c)   No later than the Effective Time, to the extent so requested prior to the Effective Time by Parent, the Company shall cause each director and officer of the Company and of the Company’s Subsidiaries to tender his or her resignation, effective as of the Effective Time, from any directorship or other similar seat or position on any board of directors or similar governing body of the Company and its Subsidiaries and any directorship or other similar position with a charitable foundation, sponsored non-profit company or other entity held in connection with the individual’s service to the Company or and of its Subsidiaries.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1   Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder thereof:

(a)   Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub (in each case other than shares held in a fiduciary or agency capacity or in satisfaction of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)   Conversion of Company Common Stock. Subject to the provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(a) hereof) shall be converted into the right to receive 0.6825 of a share of common stock (the “Exchange Ratio”), par value $.01 per share, of Parent (the “Merger Consideration”). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate of a share of Company Common Stock (a “Company Stock Certificate”) shall thereafter represent solely the right to receive the Merger Consideration, cash for fractional shares in accordance with Section 2.4(h) and any dividends or other distributions pursuant to Section 2.4(e) upon the surrender of the Company Stock Certificate in accordance with the terms hereof.

(c)   Merger Sub. Each common share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2   Company Stock Options and Company Stock Based Awards.

(a)   Effective as of immediately following the Company Shareholder Approval (as defined in Section 3.1(u)), the Company may, at its option, cause all (but not less than all) then outstanding options to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted by the Company pursuant to the Company’s 2000 Long-Term Incentive and Stock Option Plan (the “Company Stock Plan”) that are not then vested and exercisable to become fully vested and exercisable.

(b)   Effective as of the Effective Time, the holders of each then outstanding Company Stock Option shall be paid in full satisfaction of each such Company Stock Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the cash value of the Merger Consideration (as determined on the second trading day prior to the Closing Date) over the exercise price of such Company Stock Option and (ii) the number of shares of Company Common Stock subject to the Company Stock Option, less any income or employment tax withholding required under the Code or any provision of foreign, state or local law. Notwithstanding the foregoing, solely for purposes of this Section 2.2, the Merger Consideration shall be determined in accordance with the requirements of Section 409A of the Code.

(c)   Prior to the Effective Time, the Company shall cause its board of directors or any committee administering the Company Stock Plan to adopt all resolutions and take any and all actions necessary (i) to effectuate this Section 2.2, including the approval of any amendments to the Company Stock Plan and (ii) to ensure that no individual shall have the right to exercise any Company Stock Options (or other Company equity awards) for Company Common Stock following the Effective Time, including using its reasonable best efforts to secure from each holder of a Company Stock Option as soon as practicable after the date hereof, such consent or other legally binding writing as may be required to give effect to the foregoing provisions of this SECTION 2.2, including without limitation providing that, in consideration for the payments to be made pursuant to this SECTION 2.2, such holder shall waive any rights the holder may have with respect to any Company Stock Option. The Company and Parent shall cooperate in the preparation of an appropriate consent form to be executed by holders of Company Stock Options in connection with the receipt by such holders of the consideration contemplated by SECTION 2.2 in settlement and cancellation thereof. The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that Company intends to adopt, take and obtain in connection with the matters described in this SECTION 2.2. Without limitation, Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions, actions and consents, and Company shall not adopt any such resolutions, take any such actions or obtain any such consents without the prior written consent of Parent (which consent shall not be unreasonably withheld).

SECTION 2.3   Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Parent Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Parent Adjustment Event.

SECTION 2.4   Exchange Procedures. (a)  Prior to the Effective Time, Parent shall appoint a bank or trust company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

(b)   Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(h)) (the “Exchange Fund”), and Parent shall instruct the Exchange Agent timely to pay the Merger Consideration, and cash in lieu of fractional shares, in accordance with this agreement.

(c)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the Company’s shareholders entitled to vote at the meeting of the shareholders of the Company at which the shareholders of the Company consider and vote on this Agreement (the “Company Shareholders Meeting”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificate(s) shall pass, only upon delivery of Company Stock Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed in the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.4(h) upon surrender of such Company Stock Certificates and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(e).

(d)   Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Parent Common Stock represented by its Company Stock Certificate(s). Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Company Stock Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Section 2.4.

(e)   No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, in each case until the surrender of such Company Stock Certificate in accordance with this Section 2.4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate in accordance with this Section 2.4, the record holder thereof will be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Company Stock Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Company Stock Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Company Stock Certificate.

(f)   In the event of a transfer of ownership of a Company Stock Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper number of shares of Parent Common Stock shall be issued therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Company Stock Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Company Stock Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(g)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.4.

(h)   Notwithstanding anything to the contrary contained this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Company Stock Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to this Section 2.4(h). “Parent Closing Price” means the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported in The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

(i)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the six month anniversary of the Effective Time may be paid to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Section 2.4 shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(j)   In the event any Company Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may in good faith determine is necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(k)   Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Common Stock in respect of which the deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1   Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), provided that the exception or matter disclosed on the Disclosure Schedule makes reference to, or readily apparently relates to, the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Parent as follows:

(a)   Organization, Standing and Corporate Power.

(i)   Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries other than Heritage Bank (“Company Bank”), for those jurisdictions where the failure to be duly organized, validly existing and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company with the Board of Governors of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the Company Bank is a Montana chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Montana.

(ii)   The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of the articles of incorporation and bylaws or other organizational documents, as amended to date, of the Company and its Subsidiaries.

(iii)  Except as set forth in SECTION 3.1(a) of the Company Disclosure Schedule for the past three years, the minute books of the Company and its Subsidiaries, which the Company has made available to Parent prior to execution of this Agreement, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders of the Company and its Subsidiaries, the boards of directors of the Company and its Subsidiaries and all standing committees of the boards of directors of the Company and its Subsidiaries.

(b)   Subsidiaries. SECTION 3.1(b) of the Company Disclosure Schedule lists all the Subsidiaries of the Company, whether consolidated or unconsolidated, and sets forth the issued and outstanding securities of each of such Subsidiaries and its jurisdiction of incorporation. Except as set forth in SECTION 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity or ownership interests in, each such Subsidiary: (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Company Permitted Liens (as defined in this Section 3.1(b)); and (iii) other than Company Permitted Liens, are free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. Neither the Company nor any of its Subsidiaries conducts any operations outside of the United States or conducts any operations that are subject to any regulatory oversight by Governmental Entities (as defined below in Section 3.1(d)) outside of the United States. Other than the Subsidiaries of the Company or an equity, ownership or membership interest not in excess of 5 percent of the outstanding number of such interests that was acquired and maintained by the Company or a Subsidiary in the ordinary course of business, the Company does not own or control, directly or indirectly, any equity, ownership or membership interest in any corporation, company, association, partnership, joint venture or other entity, nor is any corporation, company, association, partnership, joint venture or other entity consolidated with the Company for financial reporting purposes. For purpose of this Section 3.1(b) (except as indicated) and elsewhere through this Agreement “Company Permitted Liens” shall mean (A) Liens described in SECTION 3.1(b) of the Company Disclosure Schedule; (B) restrictions on transferability pursuant to generally-applicable federal and state securities laws; and (C) Liens for Taxes not yet due or delinquent or being contested in good faith and for which reserves appropriate in all material respects have been established in accordance with GAAP (as defined in Section 3.1(e)(ii)). The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Company Bank.

(c)   Capital Structure. The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value, of the Company (“Company Preferred Stock”). As of the date of this Agreement: (i) 3,075,820 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by Subsidiaries of the Company; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) no shares of Company Preferred Stock were held by the Company in its treasury or were held by any Subsidiary of the Company; and (v) 322,500 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 199,708.938 shares are subject to outstanding Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has delivered to Parent a true and complete list, as of the close of business on the date of this Agreement, of all outstanding Company Stock Options granted under the Company Stock Plans and all outstanding and unvested Company Stock-Based Awards granted or accrued under the Company Stock Plans, or otherwise granted, the number of shares subject to each such Company Stock Option or Company Stock-Based Award, the grant dates, the vesting schedule and the exercise prices (if any) of each such Company Stock Option or Company Stock-Based Award and the names of the holders thereof. Except as set forth in this Section 3.1(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any obligation of the Company or any of its Subsidiaries to issue, deliver or sell, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (y) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in SECTION 3.1(c) of the Company Disclosure Schedule, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, deliver or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any Subsidiary of the Company or (C) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party and, to the knowledge of the Company as of the date hereof, no other Person having beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 5% or more of the outstanding Company Common Stock (a “Major Company Shareholder”) is a party, to any agreement restricting the transfer of, relating to the voting of, or otherwise granting a proxy in respect of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of the Company or any of its Subsidiaries, other than the Support Agreement. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company as of the date hereof, any Major Company Shareholder is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries, other than the Support Agreement.

(d)   Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and the Support Agreement and, subject, in the case of the Merger, to the Company Shareholder Approval (as defined in Section 3.1(u)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Support Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Shareholder Approval. Each of this Agreement and the Support Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the Support Agreement does not, the consummation of the transactions contemplated hereby and thereby will not, and compliance with the provisions of this Agreement and the Support Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the articles of incorporation or bylaws of the Company, (ii) the articles of incorporation or bylaws or the comparable organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, software agreement or other agreement, instrument, Intellectual Property (as defined in Section 3.1(q)) right, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (iii) and (iv) only, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate (x) reasonably be expected to result in a Material Adverse Effect on the Company or (y) reasonably be expected to materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Support Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (1) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a registration statement on Form S-4 to be prepared and filed in connection with the issuance of the Parent Common Stock in the Merger, including the proxy statement and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) (as it may be amended from time to time, the “Form S-4”), and the declaration of effectiveness thereof by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (3) the approval of the Board of Governors of the Federal Reserve System (the “FRB”); (4) the approval of the Montana Department of Commerce, Division of Banking and Financial Institutions (the “Montana Banking Division”); and (5) the approval of the FDIC.

(e)   Company Documents; Undisclosed Liabilities.

(i)   Since January 1, 2003, the Company and each of its Subsidiaries subject to reporting under SECTION 13 or 15(d) of the Exchange Act, has filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein and certifications thereto) with the SEC (collectively, the “Company SEC Documents”). As of their respective filing dates, (i) except as set forth in SECTION 3.1(e) of the Company Disclosure Schedule, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) no Company SEC Document, as of its date, except as amended or supplemented by a subsequent Company SEC Document filed and publicly available prior to the date hereof (as amended to the date hereof, the “Company Filed SEC Documents”), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Company SEC Document filed subsequent to the date hereof will contain as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)   The financial statements of the Company and its consolidated Subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States and the applicable standards of the Public Company Accounting Oversight Board (United States), as applicable (together, “GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount).

(iii) Except (A) as reflected in the Company’s unaudited balance sheet as of June 30, 2006 or liabilities described in any notes thereto or (B) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

(iv) The Company’s and its Subsidiaries’ books and records fairly reflect in all material respects the transactions to which each of the Company and its Subsidiaries are a party or by which its or its Subsidiaries properties or assets are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements.

(v)   Except as set forth in SECTION 3.1(e)(v) of the Company Disclosure Schedule, the records, systems, controls, data and information of the Company and its respective Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the assets of the Company and its Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Each of the Company and its Subsidiaries has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. The Company and its Subsidiaries have made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2003. The Company has initiated a process of compliance with SECTION 404 of the Sarbanes-Oxley Act.

(f)   Certain Contracts. Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or as permitted pursuant to Section 4.1 or as set forth on SECTION 3.1(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined in this Section 3.1(f)) by the Company or any of its Subsidiaries in an amount in excess in the aggregate of $100,000, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any contract or other agreement that, if being entered into or amended as of the date hereof, would be subject to disclosure under Item 1.01 of Form 8-K of the SEC under the Exchange Act, (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of the Company and its Subsidiaries, taken as a whole, to (A) conduct its business as it is presently being conducted, (B) engage in any type or activity or business, (C) solicit customers or to select vendors, suppliers or partners or (D) conduct all or any portion of the business of the Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, in any location or in any manner; (iv) any agreement providing for the indemnification of any Person by the Company or a Subsidiary of the Company, (v) any joint venture or partnership agreement, (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own or operate any business or own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (vii) any contract or agreement providing for any payments that are conditioned, in whole or in part, on, or accelerated by, a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any agreement with, or for the benefit of, any past or present director or officer of the Company under which the Company has a continuing obligation, whether fixed or contingent, and any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any employee or former employee of the Company or its Subsidiaries (any such Person, hereinafter, an “Employee”), (x) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (xi) any agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xii) any agreement material to the Company pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, (xiii) any material agreements pursuant to which the Company or any of its Subsidiaries leases any real property, (xiv) any contract or agreement material to the Company providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, (xv) any contract or agreement with an Affiliated Person, and (xvi) any contract or other agreement not made in the ordinary course of business consistent with past practice which (A) is material to the Company or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (xvi) being referred to herein as “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Prior to the date hereof, the Company has made available or delivered to Parent true and complete copies of all Company Material Contracts. Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, there are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Section 3.1(f) and elsewhere through this Agreement, “Indebtedness” of a Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, and (iv) all obligations of such Person under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions.

(g)   Absence of Certain Changes or Events. Except as set forth in SECTION 3.1(g) of the Company Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and there has not been:

(i)   any Material Adverse Change in the Company,

(ii)  any issuance of Company Stock Options or restricted shares of Company Common Stock, or any other equity-based award, to any directors, officers, Employees or consultants of the Company or any of its Subsidiaries (in any event identifying in SECTION 3.1(g)(ii) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances thereto since June 30, 2006),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the capital stock of the Company or its Subsidiaries, other than a quarterly cash dividend not in excess of $0.23 per share on the Company Common Stock and otherwise declared at times consistent with past practice, and other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company,

(iv)  any split, combination or reclassification of any of the Company’s capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock or upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v)   (A) any granting by the Company or any of its Subsidiaries to any current or former directors, executive officers, Employees or consultants of any increase in severance or termination pay, compensation, bonus or other benefits, except for increases (other than to severance or termination pay) that were made in the ordinary course of business consistent with past practice or (B) acceleration of the vesting or payment of compensation payable or benefits provided or to become payable or provided to any of current or former directors, officers, Employees, consultants or service providers or otherwise payment of any amounts, granting of any awards or providing of any benefits not otherwise due in accordance with the present terms of existing contractual obligations,

(vi)  any change in any accounting methods, principles or practices by the Company affecting its assets, liabilities or business, including any reserving, renewal or residual method, or estimate or practice or policy, other than changes after the date hereof to the extent required by a change in GAAP or in applicable regulatory accounting principles,

(vii)  any Tax election or change in or revocation of any Tax election, amendment to any Tax Return (as defined in Section 3.1(m)), closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in investment policies, or

(ix)   any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(h)   Licenses; Compliance with Applicable Laws.

(i)   SECTION 3.1(h) of the Company Disclosure Schedule sets forth a true and complete listing of all states in which the Company and its Subsidiaries are licensed to conduct business. The Company, its Subsidiaries and Employees hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of the Company and its Subsidiaries as presently conducted, except insofar as would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. Each of the Company and its Subsidiaries is and has been, in compliance in all respects with the terms of such Permits and all such Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, do grounds exist for any such action, except where non-compliance or such suspension, modification or revocation would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(ii)   Each of the Company and its Subsidiaries is and has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to the Company or its Subsidiaries except for such noncompliance that would not individually, or in the aggregate, reasonably be expected to result in any Material Adverse Effect on the Company or its Subsidiaries.

(iii)  Neither the Company nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any Governmental Entity that restricts in any respect the conduct of its business or that in any respect relates to its capital adequacy, its policies, its management or its business (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries or Affiliates (as defined in Section 8.3(a)) (A) to the Company’s knowledge, been advised since January 1, 2003 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened investigation by any Governmental Entity. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Regulatory Agreement in any material respect. Prior to the date hereof, the Company has made available to Parent true and complete copies, or otherwise disclosed to Parent the substantial terms, of all Company Regulatory Agreements.

(iv)  Except for filings with the SEC, which are the subject of Section 3.1(e), since January 1, 2003, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. To the Company’s Knowledge, there is no material unresolved violation or exception with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries by any Governmental Entities. The Company has delivered or made available to Parent a true and complete copy of each material Other Company Document requested by Parent.

(v)   Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company threatened, except where non-disclosure, or such preceding or order, would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(vi)  The Company Bank is “well-capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

(vii)  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any “affiliated person” (as defined in the Investment Company Act) of the Company, is ineligible pursuant to SECTION 9(a) or 9(b) of the Investment Company Act of 1940 to act as, or subject to any disqualification which would form a reasonable basis for any denial, suspension or revocation of the registration of or licenses or for any limitation on the activities of the Company or any of its Subsidiaries as, an investment advisor (or in any other capacity contemplated by said Act) to a registered investment company. Neither the Company or any of its Subsidiaries, nor to the knowledge of the Company, any “associated person of a broker or dealer” (as defined in the Exchange Act) of the Company or any of its Affiliates, is ineligible pursuant to SECTION 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer or is subject to a “statutory disqualification” as defined in SECTION 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(viii) The business and operations of the Company and of each of the Company’s Subsidiaries through which the Company conducts its finance activities have been conducted in compliance with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension of such Subsidiaries, except where non-compliance would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Entity that the Company or any of its Subsidiaries has violated any applicable Finance Laws, except insofar as would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement..

(ix)  Since January 1, 2003, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries that qualifies as a “financial institution” under the U.S.

Anti-Money Laundering laws, has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains, except insofar as would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.. The Company and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and, except as set forth on SECTION 3.1(h) of the Disclosure Schedule, otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder, except insofar as would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(i)   Derivative Transactions.

(i)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all Derivative Transactions (as defined in this Section 3.1(i)) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of all regulatory authorities, and in accordance with the investment, securities, commodities, risk management and other Policies, Practices and Procedures (as defined in Section 3.1(j)) employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and the Company and each of its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii)   For purposes of this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(j)   Investment Securities and Commodities.

(i)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it

(except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except for Company Permitted Liens and except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(ii)   The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent the material Policies, Practices and Procedures.

(k)   Administration of Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their directors, officers, agents or Employees, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(l)   Litigation. Except as set forth in SECTION 3.1(l)(i) of the Company Disclosure Schedule, which contains a true and current (as of the date hereof) summary description of any pending and, to the Company’s knowledge, threatened litigation, action, suit, proceeding, investigation, inquiry or arbitration, and which includes the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested, no action, demand, charge, requirement, investigation or inquiry by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to (x) result in a Material Adverse Effect on the Company or (y) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(m)   Taxes.

(i)   Each of the Company and its Subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes due and owing and (C) made adequate provision in all material respects (or adequate provision in all material respects has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s audited consolidated balance sheet as of December 31, 2005 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in all material respects to cover all Taxes accrued or accruable through the date thereof.

(ii)   There are no material Liens for Taxes upon any property or assets of the Company or any Subsidiary of the Company, except for Company Permitted Liens for Taxes not yet due.

(iii)  Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws.

(iv)  No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary of the Company has received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.

(v)   Neither the Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(vi) Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any income or other material Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

(vii)  Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (other than such an agreement exclusively between or among the Company and any of its Subsidiaries).

(viii) Neither the Internal Revenue Service (the “IRS”) nor any other applicable tax authority has notified the Company that it is conducting or will be conducting an examination of any federal or other material income Tax Returns of the Company and there are no pending disputes with the IRS or such other tax authority regarding the federal or other material income Tax Returns of the Company or any of its Subsidiaries.

(ix)  Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality.

(x)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within five years of the date of this Agreement.

(xi)  Neither the Company nor any of its Subsidiaries have agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year.

(xii) There have not been, within two years prior to the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) material transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or its Subsidiary did not receive consideration deemed adequate by the Company, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business consistent with past practice.

(xiii) The Company has not received notice of any material claim made by any Governmental Entities in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(xiv) Each of the Company and each of its Subsidiaries has made available to Parent correct and complete copies of (i) all Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(xv)  Neither the Company nor any of its Affiliates or Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xvi)  Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and, to the knowledge of the Company and its Subsidiaries, no such deficiency or assessment is proposed.

(xvii) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xviii) For purposes of this Agreement (A) “Tax” or “Taxes” shall mean (x) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (y) any liability for the payment of any amounts described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (z) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (x) or (y), and (B) “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

(n)	Employee Benefit Plans.

(i)   SECTION 3.1(n)(i) of the Company Disclosure Schedule includes a complete list of all material Company Plans and all Employment Agreements. As used herein, (A) “Company Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former Employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of SECTION 3.1(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3.2 of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, or fringe benefit plan, program or policy, and (B) “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide severance, employment, change of control or other compensation and/or benefits in consideration for past, present or future services.

(ii)   With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of each of the following documents: (A) each Plan, and any amendments thereto (or if the Plan is not a written plan, a description thereof); (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent Summary Plan Description, required under ERISA, if any; (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent or as contemplated by the transactions under the Agreement, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement. As used herein, (A) “Plan” means any Company Plan other than a Multiemployer Plan and (B) “Multiemployer Plan” means any “multiemployer plan” within the meaning of SECTION 4001(a)(3) of ERISA.

(iii)  SECTION 3.1(n)(iii) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of

SECTION 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9). The written documents for the Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code have not been amended to comply with the requirements of Code Section 409A, but each such Plan has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) (1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (1) and (2), together, the “409A Authorities”). No Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(iv)  All contributions required to be made with respect to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Filed SEC Documents. Each Company Plan that is an employee welfare benefit plan under SECTION 3.1 of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of SECTION 419 of the Code or (B) is unfunded.

(v)   With respect to each Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Plans. Each Plan has been administered in all material respects in accordance with its terms and applicable law. There is not now, nor, to the Company’s knowledge, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code with respect to a Plan.

(vi)  No Plan is subject to Title IV or SECTION 302 of ERISA or SECTION 412 or 4971 of the Code, and neither the Company nor any of its Subsidiaries has maintained, contributed to or been obligated to contribute to any plan subject to such sections of ERISA or the Code.

(vii)  No Company Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of SECTION 4063 of ERISA (a “Multiple Employer Plan”). None of the

Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. As used herein, (A) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in SECTION 414(b), (c), (m) or (o) of the Code or SECTION 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to SECTION 4001(a)(14) of ERISA and (B) “Withdrawal Liability” means liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Subtitle D and in Part I of Subtitle E of Title IV of ERISA.

(viii) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. As used herein, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under SECTION 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of SECTION 601 et seq. of ERISA and SECTION 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in SECTION 4069 or SECTION 4204 or 4212 of ERISA.

(ix)  The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by SECTION 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(x)   SECTION 3.1(n)(x)(A) of the Company Disclosure Schedule sets forth (A) an accurate list of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust or any Employment Agreement or related trust, and (B) a reasonable, good faith estimate of the amount of the “excess parachute payments” within the meaning of SECTION 280G of the Code that could become payable by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event). No Company Plan or Employment Agreement provides for a tax gross-up with respect to the excise tax imposed under SECTION 4999 of the Code or the tax or penalties imposed under SECTION 409A of the Code.

(xi)  None of the Company and its Subsidiaries nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in SECTION 4975 of the Code or SECTION 406 of ERISA), which could subject any of the Company Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under SECTION 4975 of the Code or SECTION 502 of ERISA.

(xii)  There are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

(xiii) The Company and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

(xiv)  Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans) is properly so characterized.

(xv)  There is and has been no loan or extension of credit to any director, officer or Employee of the Company that has caused or would cause the Company or any of its Subsidiaries to be in violation of the Sarbanes-Oxley Act of 2002.

(o)   Labor Matters. There are no labor or collective bargaining agreements to which the Company or any Subsidiary of the Company is a party. There is no union organizing effort pending or, the Company’s knowledge, threatened against the Company or any Subsidiary of the Company. There is no labor strike, labor dispute (other than routine Employee grievances that are not related to union Employees), work slowdown, stoppage or lockout pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary of the Company. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company (other than routine Employee grievances that are not related to union Employees) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not, to the knowledge of the Company, engaged in any unfair labor practice, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(p)   Environmental Liability. Except as set forth on SECTION 3.1(p) of the Company Disclosure Schedule, there are no pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, notices, private environmental investigations or remediation activities or governmental investigations of any nature (including claims of alleging potential liability for investigating costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries or penalties) by any Person (collectively, “Environmental Claims”), or any conditions or circumstances that could form the basis of any Environmental Claim, in each case seeking to impose on the Company or any of its Subsidiaries, or that reasonably would be expected to result in the imposition on the Company or any of its Subsidiaries of, any liability or obligation that would reasonably be expected to result in a Material Adverse Effect on the Company arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment, human health or safety including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(q)   Intellectual Property.

(i)   SECTION 3.1(q)(i) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by the Company or any of its Subsidiaries, a complete and accurate list of all U.S. and foreign (A) patents and patent applications, (B) trademark or service mark registrations and applications, (C) copyright registrations and applications, and (D) Internet domain names, material to the Company and its Subsidiaries, taken as a whole. The Company or one of its Subsidiaries owns or has the valid right to use all such patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined in this Section 3.1(q)), hardware, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and other proprietary rights material to the Company and its Subsidiaries, taken as a whole (collectively, the “Intellectual Property”), used in the business of the Company as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii)  All of the Intellectual Property owned by the Company or one of its Subsidiaries is free and clear of all Liens other than Company Permitted Liens. The Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each application and registration listed in SECTION 3.1(q)(i) of the Company Disclosure Schedule.

(iii)  All of the registrations listed in SECTION 3.1(q)(i) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid, except insofar as non-payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in SECTION 3.1(q)(i) of the Company Disclosure Schedule or, to the Company’s knowledge, against any other Intellectual Property used by the Company or its Subsidiaries, other than any such proceeding which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(iv)  To the Company’s knowledge, the conduct of the Company’s and its Subsidiaries’ business as currently conducted or planned by the Company to be conducted does not, in any respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and neither the Company nor its Subsidiaries have received written notice alleging such infringement, dilution, misappropriation or violation.

(v)   To the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by or licensed to or by the Company or its Subsidiaries and no such claims have been made against a third party by the Company or its Subsidiaries.

(vi)  Each item of Software that is material to and used by the Company or its Subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by the Company or its Subsidiaries, (B) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or its Subsidiaries pursuant to a written agreement, license or lease from a third party.

(vii)  Except in the ordinary course of business consistent with past practice, neither the Company nor its Subsidiaries have agreed to indemnify any Person for or against any infringement, misappropriation or other conflict with respect to any Intellectual Property.

(r)   Insurance Matters. Except as set forth in SECTION 3.1(r) of the Company Disclosure Schedule, the Company and its Subsidiaries have all material primary,

excess and umbrella policies of general liability, property, workers’ compensation, products liability, completed operations, employers, liability, health, bonds, earthquake and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies of similar size and scope of operation in the industry in which they operate. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacements or substitutions) be kept in full force and effect by the Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and of all requirements under contracts or leases to which the Company is a party, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. All premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time, except where the failure to pay any such premium would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and no notice of cancellation or termination has been received with respect to any such policy material to the Company and its Subsidiaries, taken as a whole.

(s)   Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4.

(t)   Transactions with Affiliates. Except as set forth in SECTION 3.1(t) of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Affiliated Person (as defined in Section 8.3) of the Company other than as permitted by applicable law and as part of the normal, customary terms of such person’s employment or service as a director or Employee with the Company or any of its Subsidiaries. Except as set forth in this Section 3.1(t) or SECTION 3.1(n) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, or has been during the two-year period preceding the date hereof, a party to, or obligated pursuant to, any transaction or agreement with any Affiliated Person of the Company.

(u)   Voting Requirements. The affirmative vote at the Company Shareholders Meeting of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”) issued and outstanding and entitled to vote at the Company Shareholders Meeting to approve and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(v)   Opinions of Financial Advisor. The Company has received the opinion of Howe Barnes Hoefer & Arnett, Inc. (the “Company Financial Advisor”), dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, which opinion has not been rescinded, revoked or modified in any material manner as of the date hereof.

(w)   Brokers. Except for the Company Financial Advisor, whose aggregate fees and compensation in connection with the transactions contemplated hereby shall not exceed the amounts set forth on SECTION 3.1(w) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all such arrangements set forth on SECTION 3.1(w) of the Company Disclosure Schedule, including any engagement or similar letter agreement with the Company Financial Advisor.

(x)   Takeover Laws. The Company and the Board of Directors of the Company have taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations, including without limitation Sections 671, 673 and 675 of the MBCA.

SECTION 3.2   Representations and Warranties of Parent. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) and making reference to, or readily apparently relating to, the particular subsection of this Agreement to which exception is being taken, Parent represents and warrants to the Company as follows:

(a)   Organization, Standing and Corporate Power.

(i)   Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted except, as to Subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Parent is a registered bank holding company and financial holding company under the BHCA.

(ii)   Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and bylaws or other organizational documents, as amended to date of Parent and its Subsidiaries.

(b)   Capital Structure. The authorized capital stock of Parent consists of 4,000,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). As of September 30, 2006: (i) 1,763,154,166 shares of Parent Common Stock were issued and outstanding; (ii) 209,488,841 shares of Parent Common Stock were held by Parent in its treasury; (iii) 40,000 shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury; (iv) 122,785,701 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock-based compensation plans and all other plans, agreements or arrangements providing for equity-based compensation to any director, employee, consultant or independent contractor of Parent or any of its Subsidiaries (such plans, collectively, the “Parent Stock Plans”), of which 108,785,701 shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, “Parent Stock Options”); and (v) no shares of Parent Common Stock are reserved for issuance pursuant to securities convertible into or exchangeable for shares of Parent Common Stock (“Parent Convertible Securities”). All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued prior to the Closing, and all shares thereof which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(b), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of other ownership interests of Parent, (B) any securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of other ownership interests of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, and any obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of other ownership interests of Parent, and (y) there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Subsidiary of Parent, (B) warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, or any obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other ownership interests in, any Subsidiary of Parent or (C) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c)   Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement and the Support Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Support Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement and the Support Agreement have been duly authorized by all necessary corporate action on the part of Parent. Each of this Agreement and the Support Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the courts for which any proceeding therefor may be brought. The execution and delivery of this Agreement and the Support Agreement does not, the consummation of the transactions contemplated hereby and thereby will not, and compliance with the provisions of this Agreement and the Support Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time or both) of any obligation or loss of a benefit or, in the case of clause (iii) below, any material obligation or loss of a material benefit, under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of Parent, (ii) the certificate of incorporation or bylaws or the comparable organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, software agreement or other agreement, instrument, Intellectual Property right, permit, concession, franchise, license or similar authorization applicable to Parent or any of its Subsidiaries or their respective properties or assets that is, individually or in the aggregate, material to the operations of Parent and its Subsidiaries, taken as a whole, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (iii) and (iv) only, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to result in a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Support Agreement by Parent or the consummation by Parent of the transactions contemplated by this Agreement or the Support Agreement, except for (1) the filings with the SEC of (A) the Form S-4, and the declaration of effectiveness thereof, by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (3) the approval of the Montana Banking Division; and (4) the approval of the FDIC.

(d)   Parent Documents; Undisclosed Liabilities.

(i)   Since January 1, 2003, Parent and each of its Subsidiaries subject to reporting under SECTION 13 or SECTION 15(d) of the Exchange Act have filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (collectively, the “Parent SEC Documents”). As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and (ii) none of the Parent SEC Documents as of its date, except as amended or supplemented by a subsequent Parent Filed SEC Document, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Parent SEC Document filed subsequent to the date hereof will contain as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)   The financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount).

(iii)  Except (A) as reflected in Parent’s unaudited balance sheet as of June 30, 2006 or liabilities described in any notes thereto or (B) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006 or in connection with this Agreement or the transactions contemplated hereby or (C) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on Parent, Parent and its Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

(iv)  Parent’s and its Subsidiaries’ books and records fairly reflect in all material respects the transactions to which each of Parent and its Subsidiaries are a party or by which its or its Subsidiaries properties or assets are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements.

(e)   Brokers. No broker, investment broker, financial advisor or other Person is entitled to a broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(f)   Licenses; Compliance with Laws.

(i)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, Parent, its Subsidiaries and their respective employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (“Parent Permits”) that are required for the operation of the respective businesses of Parent and its Subsidiaries as presently conducted, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is, and for the last five years has been, in compliance with the terms of such Parent Permits and all such Parent Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, do grounds exist for any such action, except where non-compliance or such suspension, modification or revocation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(ii)   Except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is, and for the last five years has been, in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent or its Subsidiaries.

(iii)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, that in any manner currently relates to its capital adequacy, its policies, its management or its business (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries or Affiliates (A) to its knowledge, been advised since January 1, 2003 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement or (B) have knowledge of any pending or threatened investigation by any Governmental Entity. Neither Parent nor any of its Subsidiaries is in breach or default under any Parent Regulatory Agreement in any material respect.

(iv)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, and except for filings with the SEC, which are the subject of Section 3.2(d), since January 1, 2003, Parent and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Parent Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

(g)   Litigation. Except as set forth in SECTION 3.2(g) of the Parent Disclosure Schedule, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to Parent or any of its Subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of Parent, threatened, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(h)   Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof (“Parent Filed SEC Documents”), since June 30, 2006, (A) there has not been any Material Adverse Change in Parent or (B) there are not, to Parent’s knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects.

(i)   Information Supplied. None of the information supplied or to be supplied by Parent in writing specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the date it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

(j)   Reorganization. Neither Parent nor any of its Affiliates or Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1   Conduct of Business by the Company. Except (i) as set forth in SECTION 4.1 of the Company Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, or (iii) as consented to in advance by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and use all commercially reasonable efforts consistent with the other terms of this Agreement to preserve intact their current business organizations, use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and Employees and preserve their relationships with those Persons having business dealings with them, all with the goal of preserving unimpaired in all material respects their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis to review the financial and operational affairs of the Company and its Subsidiaries, in accordance with applicable law, and the Company shall give due consideration to Parent’s input on such matters, consistent with Section 4.3(d) hereof, with the understanding that, notwithstanding any other provision contained in this Agreement, Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time. Except as (i) expressly contemplated by this Agreement, (ii) disclosed in SECTION 4.1 of the Company Disclosure Schedule, or (iii) consented to in advance by Parent in writing, after the date hereof the Company shall not, and shall not permit any of its Subsidiaries to:

(i)   other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for (A) quarterly cash dividends not to exceed $0.23 per share on the Company Common Stock on substantially the same record and payment date schedule as has been utilized in the past, provided that in no event shall the Company declare, set aside or pay dividends on the Company Common Stock if such action would result in the holders of Company Common Stock receiving more than four cash dividend payments in any fiscal year, or more than one cash dividend payment for any fiscal quarter (when considered in conjunction with dividends to be paid by Parent following the Closing), in each case excluding the dividends listed in (B) and (C) of this parenthetical; (B) a cash dividend in an amount of $0.50 per share of Company Common Stock; and (C) a cash dividend in the amount, if any, permitted by SECTION 4.1(i) of the Company Disclosure Schedule), and (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities except that the Company may permit the tender of previously owned shares of Company Stock (including shares acquired or deemed acquired upon the exercise of a Company Stock Option) to pay the exercise price and minimum required tax withholding in connection with the exercise of Company Stock Options that are outstanding as of the date hereof;

(ii)   issue, grant, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Company Permitted Liens) any shares of its capital stock, any other voting securities, including any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(iii)  amend its articles of incorporation, bylaws or other comparable organizational documents;

(iv)  (A) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except in the ordinary course of business consistent with past practice (but subject to clause (xx) below with respect to purchasing or selling any loans or any mortgage loan servicing rights), (B) open, close, relocate, purchase, lease, sell or acquire any banking or other offices, or file an application with a Governmental Entity pertaining to any such action or (C) enter into any new line of business;

(v)   sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Company Permitted Liens), or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practices or create any security interest in such assets or properties (other than Company Permitted Liens);

(vi)  except for the incurring of Permitted Deposit Liabilities (as defined below) in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money (except for Federal Home Loan Bank borrowings or advances which mature in less than 90 days and which may be terminated by the Company without fee or penalty at any time) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any wholly owned Subsidiary thereof) or, other than in the ordinary course of business consistent with past practice, enter into any repurchase agreements, or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to Employees and endorsements of banking instruments;

(vii)  change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of the Company for the taxable year ending December 31, 2005, except as required by changes in law or regulation or as contemplated in Section 4.3(d) of this Agreement;

(viii) change in any material respects its investment or risk management or other similar policies of the Company or any of its Subsidiaries;

(ix)  make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, settle or compromise any liability with respect to Taxes (other than in amounts not to exceed $100,000 in the aggregate), agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(x)   (A) except for budgeted capital expenditures to the extent previously disclosed to Parent for the Company’s branch under construction in Kalispell, Montana, incur any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate, other than pursuant to binding commitments on their present terms existing on the date hereof and listed in this Section 4.1(x) and other expenditures necessary (following consultation with Parent) to maintain existing assets in good repair or to pay applicable Taxes when due, (B) enter into any agreement obligating the Company to spend more than $50,000 individually or $200,000 in the aggregate, or (C) enter into any agreement, contract, lease or other arrangement of the type described in Section 3.1(f) of this Agreement;

(xi)   (A) terminate, renew, amend, waive or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of or fail to use all commercially reasonable best efforts to enforce fully, any of the Company Material Contracts, any of the leases for the Leased Properties or the Third Party Leases or any other material binding obligations, or (B) create, enter into or become bound by any contract or agreement that would be a Company Material Contract if it existed on the date hereof;

(xii)  except as required by the present terms of agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xiii) except as contemplated by this Agreement, (A) grant or pay to any current or former director, officer, Employee or consultant any increase in compensation, bonus or other benefits, except for any such salary, wage, bonus or benefit increase (x) provided to Employees (other than those Employees listed on SECTION 4.1(xiii) of the Company Disclosure Schedule) in the ordinary course of business consistent with past practice, provided, that, in the case of Employees who are officers, such increase shall not exceed 4% of such salary, wage, bonus or benefit in effect as of the date hereof or (y) as required by the terms existing prior to the date hereof of Plans or Employment Agreements listed (including a specific description of such terms) in SECTION 4.1(xiii) of the Company Disclosure Schedule, (B) grant to any such current or former director, officer, Employee or consultant any increase in severance or termination pay (or take any other action that would result in an increase thereto), (C) enter into, or amend, or take any action to clarify any provision of, any Plan or any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, Employee or consultant, except as and when required by applicable law, (D) modify any Company Stock Option, (E) make any discretionary contributions to any pension plan, (F) hire any (x) new employee who is not an officer or director at an annual compensation in excess of $60,000 or (y) any new officer or director, (G) hire or promote any employee to a new rank having a title of vice president or other more senior rank or (H) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any of current or former directors, officers, Employees, consultants or service providers or otherwise pay any amounts, grant any awards or provide any benefits not otherwise due except to the extent expressly permitted above or as required under any Employment Agreement listed on SECTION 4.1(xiii) of the Company Disclosure Schedule;

(xiv)  except for loans made on terms generally available to the public and otherwise in compliance with applicable law, make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliate Person of the Company or of any of its Subsidiaries;

(xv)  agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except as required by law;

(xvi)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise that involves solely money damages in an amount not in excess of $50,000 individually or $200,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xvii) incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice (including its deposit pricing policies) that do not materially change the risk profile of the Company and its Subsidiaries (it being understood that “ordinary course of business” shall not be deemed to include Brokered Deposits) (“Permitted Deposit Liabilities”);

(xviii) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in the ordinary course of business consistent with past practice;

(xix)  originate (i) any loans except in accordance with existing Company lending policies and practices as they presently exist, (ii) residential mortgage loans in excess of $250,000, (iii) 30-year residential mortgage loans whose interest rate, terms, appraisal, and underwriting or other features do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $10,000, (v) commercial business loans in excess of $500,000 as to any loan or in the aggregate as to any related loans or loans to related Persons, (vi) commercial real estate first mortgage loans in excess of $500,000 as to any loan or in the aggregate as to any related loans or loans to related borrowers, or (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in (v) and (vi) above;

(xx)   purchase or sell any loans or any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxi)  issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably delayed or withheld), except for communications that, upon advice of outside counsel, are required by applicable law or by the requirements of the SEC, NASDAQ or the IRS (in which case the Company shall in any event use reasonable best efforts to consult with Parent in advance of such communications), or issue any broadly distributed communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably delayed or withheld), except for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxii) award or authorize the award of any Company Stock Options or Company Stock-Based Awards;

(xxiii) create, renew, amend or permit to expire, lapse or terminate or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(r) except with Parent’s prior written consent, which shall not be unreasonably withheld;

(xxiv) knowingly take any action or knowingly fail to take any action which would reasonably be expected to result in any of the conditions of Article VI not being satisfied;

(xxv)  knowingly take or cause to be taken any action which, individually or in the aggregate, could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(xxvi) authorize, or commit or agree to take, any of the foregoing actions.

SECTION 4.2   Advice of Changes. Except to the extent prohibited by applicable law or regulation, the Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to be satisfied of a condition set forth in Article VI.

SECTION 4.3   No Solicitation by the Company.

(a)   Except as otherwise provided in this Section 4.3, neither the Company, nor any of its Subsidiaries or any of the officers, directors, agents, or representatives of it or its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined in this Section 4.3), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iii) enter into any agreement regarding or that could reasonably be expected to lead to any Company Takeover Proposal or (iv) make or authorize any public statement, recommendation or solicitation in support of any Company Takeover Proposal. The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding a Company Takeover Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. If and only to the extent that (i) the Company Shareholders Meeting shall not have occurred, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s shareholders under Minnesota law in light of a bona fide Company Takeover Proposal that has not been withdrawn (taking into account any changes in the terms of the Merger that Parent, in its sole discretion, shall have proposed in good faith in writing), (iii) such Company Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 4.3(a), (iv) the Company provides prior written notice to Parent of its decision to take such action and (v) prior to taking any of the following actions, the Company has entered into a confidentiality agreement with the Person or Persons proposing such Company Takeover Proposal the terms of which are not less favorable to the Company than those of the confidentiality agreement, dated August 11, 2006, by and between Parent and the Company (the “Confidentiality Agreement”), the Company shall be permitted to (A) furnish information with respect to the Company and any of its Subsidiaries to such Person pursuant to a customary confidentiality agreement, (B) participate in discussions and negotiations with such Person and (C) effect a Change in the Company Recommendation (as defined below).

For purposes of this Agreement, “Company Takeover Proposal” means any proposal or offer from any Person (other than from Parent and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income, or that represent 20% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, or (y) 20% or more of any class of equity securities of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of any equity securities of the Company, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 20% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

(b)   Except as expressly permitted by this Section 4.3 or Section 5.1(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation (as defined in Section 5.1(e)) or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such approval or Company Recommendation (collectively, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, or fail to recommend against, any Company Takeover Proposal.

(c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal, and shall promptly (and in any event within 24 hours) provide a copy of any written request or Company Takeover Proposal to Parent. The Company will keep Parent promptly informed on a current basis of the status, terms and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal. The Company shall ensure that the officers, directors and all Employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions contained in this Section 4.3 as reasonable necessary to avoid violations thereof, and it is understood that any violation of this Section 4.3 by any such Person, at the direction of or with the knowledge or consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 4.3 by the Company.

(d)   Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its shareholders a position as required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company expressly reaffirms the Company Recommendation in such disclosure.

SECTION 4.4   Transition.

(a)   Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its Subsidiaries, including the Company Bank, with the businesses of Parent and its Subsidiaries as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, the Company shall cause the Employees and officers of the Company and its Subsidiaries, including the Company Bank, to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Parent in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Parent.

(b)   Parent and the Company agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Parent shall reasonably request. Parent and the Company shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and shall take such charges as Parent shall reasonably request. The Company shall not be required to take any action required by this Section 4.4(b)(i) prior to the date on which all regulatory and shareholder approvals required to consummate the transactions contemplated by this Agreement are received, (ii) until after receipt of written confirmation from Parent that it is not aware of any fact or circumstance that would prevent completion of the Merger, and (iii) if any such action is prohibited by GAAP or any applicable laws and regulations. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 4.4(b).

SECTION 4.5   No Fundamental Changes in the Conduct of Business by Parent. Except (i) as set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) as consented to by the Company in writing or required by applicable law or regulation or (iii) as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)   except as contemplated hereby, amend its certificate of incorporation or bylaws in any manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock; provided that the authorization or issuance of preferred stock in a manner that would not require Parent stockholder approval shall not be deemed to violate this clause (i);

(ii)   knowingly take any action or knowingly fail to take any action which would reasonably be expected to result in any of the conditions of Article VI not being satisfied;

(iii)  knowingly take or cause to be taken any action which, individually or in the aggregate, could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(iv)  authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent Parent from performing or would be reasonably likely to cause Parent not to perform its covenants hereunder in all material respects.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1   Preparation of the Form S-4, Proxy Statement; Shareholder Meeting.

(a)   As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Proxy Statement to be cleared under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision hereinabove contained, the Form S-4 and the Proxy Statement will contain, without limitation, such information and disclosure reasonably requested by either Parent or the Company so that (i) the Form S-4 conforms in both form and substance to the requirements of the Securities Act, and (ii) the Proxy Statement conforms in both form and substance to the requirements of the Exchange Act. The Company and Parent shall each use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

(b)   If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Parent or its Subsidiaries, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Company.

(c)   Each of the Company and Parent shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(d)   The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Shareholders Meeting, in accordance with the MBCA, for the purpose of obtaining the

Company Shareholder Approval, and shall coordinate with Parent regarding the timing of the Company Shareholders Meeting.

(e)   Subject to Section 4.3, the Board of Directors of the Company shall recommend to the Company’s shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(e) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation, unless otherwise directed in writing by Parent, this Agreement and the Merger shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation, provided, however, that if the Board of Directors of the Company shall have effected a Change in the Company Recommendation in accordance with this Agreement, then in submitting this Agreement to the Company’s shareholders, the Board of Directors of the Company may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

SECTION 5.2   Access to Information; Confidentiality.

(a)   Subject to applicable law, each Party shall, and shall cause its Subsidiaries to, afford each other party and to the officers, Employees, accountants, counsel, financial advisors and other representatives of each other party, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries to, furnish promptly to each other party all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course of business that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel. No review pursuant to this Section 5.2 shall affect any representation or warranty given by any Party.

(b)   Each party shall continue to abide by the terms of the Confidentiality Agreement, and shall cause its Subsidiaries, Affiliates, directors, officers, Employees, agents and advisors (collectively, such party’s “Representatives”) to treat all information and documents obtained from the other party or its Representatives pursuant to Section 5.2(a) or during the investigations leading up to the execution of this Agreement as “Confidential Information” (as that term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement.

SECTION 5.3   Reasonable Best Efforts.

(a)   Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) subject to Section 4.3, publicly supporting this Agreement and the Merger and (v) executing and delivering any additional instruments, including without limitation the Support Agreement, necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)   In connection with and without limiting the foregoing, the Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(c)   Notwithstanding anything to the contrary in this Agreement, the Parent and its Subsidiaries are not required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, to hold separate or otherwise to dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, or any of their respective Subsidiaries in any manner which could reasonably be expected to, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and orders, have a material adverse effect on the business, operations, financial condition or results of operations of the Company or Parent, in either case measured on a scale relative to the Company (a “Materially Burdensome Regulatory Condition”).

SECTION 5.4   Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Stock Options in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.4. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities with respect to Company Common Stock or Parent Common Stock) resulting from the transactions contemplated by Article I and II of this Agreement by each Company Insider to be exempt under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. Assuming that the Company delivers to Parent the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby, and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and, with respect to the foregoing obligations of Parent, who are listed in the Company Section 16 Information and who will be subject to the reporting requirements of Section 16(a) of the Exchange Act, immediately following the Effective Time, with respect to Parent.

SECTION 5.5   Indemnification, Exculpation and Insurance.

(a)   From and for six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (an “Indemnified Party”), against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any act or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated thereby), to the same extent as such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s articles of incorporation, bylaws and indemnification agreements with any directors or officers of the Company or its Subsidiaries that have been disclosed to Parent prior to the date of this Agreement and are listed in respect of clause (iv) on Schedule 3.1(f).

(b)   In the event of any threatened or actual third party claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim,

action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an Indemnified Party, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and use their best efforts to defend against and respond thereto.

(c)   For a period of six years after the Effective Time, the Surviving Corporation shall use reasonable best efforts to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor commercially available policies with a substantially comparable insurer (or self-insurance) of at least substantially the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance (the premiums paid as of the date hereof by the Company for such insurance, the “Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of the Company’s Current Premium, then the Surviving Corporation shall use reasonable best efforts to maintain policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding 200% of the Company’s Current Premium.

(d)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this SECTION 5.5.

(e)   The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

SECTION 5.6   Fees and Expenses. Except as otherwise provided in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent shall bear the fees and expenses relating to the filing of the Form S-4.

SECTION 5.7   Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or broadly distributed internal communications prior to such consultation, except as either party may in good faith determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except for any discussions with rating agencies. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

SECTION 5.8   Affiliates. Concurrently with the execution of this Agreement (or to the extent not practicable, as soon as practicable and in any event within 10 Business Days after the date hereof), the Company shall deliver to Parent a written agreement substantially in the form attached as Exhibit A hereto of all of the Persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act; all of such affiliates, who are affiliates as of the date of this Agreement, are identified in SECTION 5.8 of the Company Disclosure Schedule. SECTION 5.8 of the Company Disclosure Schedule shall be updated by the Company as necessary to reflect changes from the date hereof and the Company shall use reasonable best efforts to cause each Person added to such schedule after the date hereof to deliver a similar agreement.

SECTION 5.9   Stock Exchange Listing. Parent shall use best efforts to cause the Parent Common Stock issuable under Article II to be approved for issuance on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event on or prior to the Closing Date.

SECTION 5.10  Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

SECTION 5.11  Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

SECTION 5.12  Employee Benefits.

(a)   Following the Effective Time, the employees of the Company and its Subsidiaries who are employed by Parent or one of its Subsidiaries as of the Effective Time (the “Covered Employees”) and who remain employed with Parent or one of its Subsidiaries during such period will be offered participation and coverage under employee benefit plans that are comparable, on an aggregate basis, to the plans generally in effect for similarly situated employees of Parent and its Subsidiaries (“Parent Benefit Plans”); provided, that for purposes of the foregoing sentence the employee benefit plans provided to employees of the Company and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries for purposes of this sentence, it being understood that the Covered Employees may commence participating in the Parent Benefit Plans on different dates following the Effective Time with respect to different Parent Benefit Plans. Nothing herein shall limit the right of Parent or any of its Subsidiaries to (i) terminate the employment of any Covered Employee at any time or (ii) amend or terminate any of the Company Benefit Plans or Parent Benefits Plans in accordance with their terms. Notwithstanding the foregoing, if, during the period of one year following the Effective Time, the employment of a Covered Employee is terminated by Parent or any of its Subsidiaries other than for “cause,” subject to the execution, delivery and non-revocation of a general release of claims in favor of Parent, the Company and their respective Subsidiaries, such terminated Covered Employee shall be entitled to severance pay as described on Schedule 5.12(a) of the Parent Disclosure Schedule which shall be calculated taking into account the Covered Employee’s past service in accordance with this SECTION 5.12(b).

(b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, other than the Company or its Subsidiaries, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting and benefit accruals under the Parent Benefit Plans, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized (A) for purposes of benefit accruals or levels of benefits under any retirement plan, (B) to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or (C) with respect to newly implemented plans for which prior service is not taken into account, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) subject to either the Company (through its service providers) on behalf of all Covered Employees or each Covered Employee providing Parent with such Covered Employee’s explanation of benefits with respect to the health, dental or vision plans of the Company in which such Covered Employee participates, in a form and manner that Parent reasonably determines is administratively feasible to take into account under its plans, recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c)   Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any Covered Employee any right to continued employment or restrict Parent from amending or terminating any employee benefit plan, program or policy of, or any agreement with, Parent, the Company or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Company or its Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

(d)   No provision of this SECTION 5.12 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries. Nothing contained herein shall prevent Parent from terminating the employment of any employee of the Company or any of its Subsidiaries or amending the terms of or terminating any Plan or Employment Agreement to the extent permitted by the terms of such plan or agreement..

SECTION 5.13  Tax Matters. Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions described in Section 6.2(c) and Section 6.3(c) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent and the Company shall execute and deliver to Lindquist & Vennum, counsel to the Company, and Wachtell, Lipton, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Closing Date, in connection with their respective deliveries of opinions, pursuant to SECTION 6.2(c) and 6.3(c) hereof, with respect to the Tax treatment of the Merger.

SECTION 5.14  Additional Covenant. The Company shall take all actions set forth on Section 5.14(a) and 5.14(b) of the Company Disclosure Schedule.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a)   Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

(b)   Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their Subsidiaries under applicable law or regulation to consummate the Merger and the other transactions contemplated hereby, shall have been obtained or made and shall remain in full force and effect, including approval of the Merger by the applicable regulatory authorities (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”).

(c)   Other Third Party Approvals. All other notices, consents or waivers from third parties (other than Governmental Employees) with respect to the transactions contemplated by this Agreement shall have been made or obtained except as would not reasonably be expected to have a Material Adverse Effect on the Company or on Parent.

(d)   No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e)   Form S-4; Blue Sky Laws. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC, and Parent shall have received all approvals required under state securities or “blue sky” laws with respect to the Merger.

(f)   Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company’s shareholders as contemplated by Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 6.2   Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)   Representations and Warranties. The representations and warranties of the Company set forth herein, other than those listed in SECTIONS 3.1(a), 3.1(b), 3.1(c), 3.1(d) 3.1(w) and 3.1(x), shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no such representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty; and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases (collectively, “qualified by materiality”) in any such representation or warranty, each of the representations and warranties of the Company set forth in SECTIONS 3.1(a), 3.1(b), 3.1(d), 3.1(w) and 3.1(x) shall be true and correct to the extent qualified by materiality, and otherwise shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made of an earlier date, in which case as of such date); and each of the representations and warranties of the Company set forth in SECTION 3.1(c) shall be true and correct in all respects except for insignificant differences, at and as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made of an earlier date, in which case as of such date); and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

(c)   Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.2(c), Wachtell, Lipton, may require and rely upon representations contained in certificates of officers of Parent and the Company.

(d)   No Burdensome Condition. No regulatory consent, waiver, permit, authorization or approval required to be obtained in connection with this Agreement and the consummation of the transactions contemplated hereby, including the Merger, shall contain or result in a Materially Burdensome Regulatory Condition.

(e)   Retention. None of the persons listed on SECTION 6.2(e) of the Parent Disclosure Schedule shall have ceased to be employed by the Company or given any notice of termination of employment with the Company, other than as a result of the death of any such person.

SECTION 6.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver by the Company of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of Parent set forth herein, other than those listed in SECTIONS 3.2(a), 3.2(b), 3.2(c) and 3.2(e), shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no such representation or warranty of Parent shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent, has had or would result in a Material Adverse Effect on Parent, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; each of the representations and warranties of Parent set forth in SECTIONS 3.2(a), 3.2(c) and 3.2(e) shall be true and correct to the extent qualified by materiality, and otherwise shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made of an earlier date, in which case as of such date); and each of the representations and warranties of Parent set forth in SECTION 3.2(b) shall be true and correct in all respects except for de minimus differences, at and as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made of an earlier date, in which case as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect.

(b)   Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect.

(c)   Tax Opinion. The Company shall have received the opinion of Lindquist & Vennum, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.3(c), Lindquist & Vennum may require and rely upon representations contained in certificates of officers of Parent and the Company.

SECTION 6.4   Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in SECTION 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1   Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)   by mutual consent of Parent and the Company in a written statement, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)   by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)   by either Parent or the Company (provided that the terminating party is not in breach of its obligations under SECTION 5.1 hereof) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote of the shareholders of the Company at a duly held special meeting of shareholders or at any adjournment or postponement thereof;

(e)   by either Parent or the Company if there shall have been a breach of any of the representations or warranties, or of any of the covenants or agreements, set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate with all such other breaches, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in SECTION 6.2(a) or (b) or SECTION 6.3(a) or (b), as the case may be, and which is not cured within 30 days following receipt by the breaching party of written notice of such breach from the party seeking to terminate the agreement or such breach by its nature cannot be cured within such time period; or

(f)   by Parent, if the management of the Company or its Board of Directors, for any reason, (i) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby (including in the Proxy Statement) or effects a Change in Recommendation or recommends any Company Takeover Proposal (or, in the case of this clause (i), resolves to take any such action), whether or not permitted by the terms of this Agreement, or (ii) violates SECTION 4.3 or 5.1 of this Agreement in any material respect;

(g)   by the Company, if the Board of Directors of the Company so determines by the vote of a majority of all of its members, by giving written notice to Parent not later than the end of the second Business day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i)   the Average Closing Price shall be less than 75% of the Starting Price; and

(ii)   (A) the number obtained by dividing the Average Closing Price by the Starting Price (such number, the “Parent Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If the Company elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to Parent. During the five-Business Day period commencing with its receipt of such notice, Parent may, at its option (the “Fill Option”), adjust the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(g).

For purposes of this Section 8.1(g), the following terms shall have the meanings set forth below:

“Average Closing Price” of the Parent Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Parent Common Stock reported on the New York Stock Exchange (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive full New York Stock Exchange trading days ending at the close of trading on the Determination Date (with a proportionate adjustment in the event that the outstanding shares of common stock of Parent shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date).

“Determination Date” means the date on which the last Requisite Regulatory Approval shall have been obtained, without regard to any requisite waiting period.

“Final Index Price” means the arithmetic mean of the daily closing values of the PHLX/KBW Bank Sector Index (Trading Symbol: BKX) (the “Bank Index”) for the five trading days utilized in calculating the Average Closing Price.

“Initial Index Price” means $112.22, the closing value of the Bank Index on November 3, 2006.

“Starting Price” means $33.57, the closing sale price per share of Parent reported on the New York Stock Exchange on November 3, 2006.

SECTION 7.2   Effect of Termination.

(a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers or employees, other than that the provisions of Section 5.2(b), this Section 7.2 and Article VIII shall survive such termination indefinitely or otherwise in accordance with their terms, provided, however, that nothing herein shall relieve any Party from any liability for any willful breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)   In the event that this Agreement is terminated by Parent or the Company pursuant to SECTION 7.1(d) by reason of the Company Shareholder Approval not having been obtained and there shall have been prior to any Company Shareholder Meeting a Third Party Public Event (as defined below) and the Company shall have entered into any acquisition or other similar agreement, including any letter of intent, in connection with, or shall have consummated, any Company Takeover Proposal within 12 months from the date of termination of this Agreement, the Company shall pay to Parent a breakup fee in an amount equal to $2,800,000 (the “Breakup Fee”). For purposes of this SECTION 7.2(b), a “Third Party Public Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Company Takeover Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to the Company’s board of directors, an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably and publicly withdrawn not less than five Business Days prior to the Company Shareholder Meeting.

(c)   In the event that this Agreement is terminated by Parent by reason of a willful material breach pursuant to SECTION 7.1(e), the Company shall pay to Parent an amount equal to the Breakup Fee.

(d)   In the event that this Agreement is terminated by Parent pursuant to SECTION 7.1(f), the Company shall pay Parent an amount equal to the Breakup Fee.

(e)   In the event that this Agreement is terminated by Parent or the Company pursuant to SECTION 7.1(c) without the Company Shareholder Meeting having occurred or by Parent pursuant to SECTION 7.1(e) (other than the circumstances set forth in SECTION 7.2(c) or SECTION 7.2(d)) and (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Company Takeover Proposal communicated to the senior management or the Board of Directors of the Company (and with respect to termination pursuant to SECTION 7.1(c), such Third Party Public Event or communicated proposed Company Takeover Proposal was not withdrawn prior to the date of termination) and (2) the Company shall have entered into any definitive agreement in connection with, or shall have consummated, any Company Takeover Proposal within 12 months from the date of termination of this Agreement, the Company shall pay to Parent an amount equal to the Breakup Fee.

(f)   In the event that the Company shall be obligated to pay the Breakup Fee pursuant to SECTION 7.2(b) or SECTION 7.2(e), the Company shall pay Parent the Breakup Fee by wire transfer of immediately available funds, at the earlier of such time that the Company enters into any definitive agreement in connection with the applicable Company Takeover Proposal or such time as such Company Takeover Proposal is consummated. In the event that the Company shall be obligated to pay the Breakup Fee pursuant to SECTION 7.2(c) or SECTION 7.2(d), the Company shall pay Parent the Breakup Fee promptly by wire transfer of immediately available funds, but in no event later than two business days after the termination of this Agreement.

(g)   The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2(b) the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

SECTION 7.3   Amendment. This Agreement may be amended by the Parties at any time before or after the Company Shareholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company and Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

SECTION 7.4   Extension; Waiver. At any time prior to the Effective Time, Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties of the Company contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the Company with any of the agreements or conditions contained in this Agreement. At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (b) waive any inaccuracies in the representations and warranties of the Parent or Merger Sub contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by Parent or Merger Sub with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1   Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and shall expire at the Effective Time and be of no further effect thereafter. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attention: John Elmore, Vice President of Community Banking

Tel: (913) 652-5126

Fax: (913) 652-5032

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Lawrence S. Makow, Esq.

Tel: (212) 403-1372

Fax: (212) 403-2372

(b)	if to the Company, to

United Financial Corp.

P.O. Box 2779

120 First Avenue North

Great Falls, Montana 59403

Tel: (763) 542-3001

Fax: (763) 543-8617

Attention: Chairman

with a copy (which shall not constitute notice) to:

Lindquist & Vennum PLLP

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Kevin Costley and Jonathan B. Levy

Tel: (612) 371-3211

Fax: (612) 371-3207

SECTION 8.3   Definitions. For purposes of this Agreement:

(a)   an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (x) any investment account advised or managed by such Person or one of its Subsidiaries or Affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such Person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an Affiliate of such Person.

(b)   “Affiliated Person” means any director, officer or 5% or greater shareholder of the referenced Person, spouse or other Person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

(c)   “Brokered Deposits” means (a) “brokered deposits” within the meaning of 12 C.F.R. § 337.6 and (b) deposits that are of the type having risk characteristics similar to “brokered deposits” as contemplated by the Joint Agency Advisory on Brokered and Rate Sensitive Deposits, dated May 11, 2001, of the Board of Governors of the Federal Reserve System, FDIC, Office of the Comptroller of the Currency and OTS.

(d)   “Knowledge” with respect to a Party means the knowledge of such party’s executive officers.

(e)   “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, operations, financial condition or results of operations of such party and its consolidated Subsidiaries taken as a whole, other than to the extent resulting from (i) a change, effect, event or occurrence relating to the United States economy generally or financial or securities markets in general, (ii)  a change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (iii) a change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iv) any change, effect, event or occurrence resulting from the announcement of this agreement, and (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby to the extent disclosed to Parent in writing prior to the date hereof.

(f)   “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(g)   a “Subsidiary” of any Person means another Person (i) an amount of the voting securities, other voting ownership, voting partnership interests or voting rights of which sufficient to elect at least a majority of its Board of Directors or other governing body or (ii) 50% or more of the equity interests of which, is owned directly or indirectly by such first Person.

SECTION 8.4   Interpretation. When a reference is made in this Agreement to an Article, SECTION or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 8.5   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

SECTION 8.6   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Support Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5, which shall inure to the benefit of and be enforceable by the Persons referred to therein, is not intended to confer upon any Person other than the Parties any rights or remedies.

SECTION 8.7   Governing Law. The Parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.8   Consent to Jurisdiction. The Parties irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of Minnesota, applying Minnesota law, and of the United States of America located in the State of Minnesota, applying Minnesota law, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice of document by U.S. registered mail delivered to the Parties shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the State of Minnesota, applying Minnesota law, or the United States of America located in the State of Minnesota, applying Minnesota law, and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.9   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, provided, however, that Parent may assign its rights and obligations, in whole or in part, under this Agreement to Parent or any wholly-owned, direct Subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 8.10  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12  Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

U.S. BANCORP

By:	/s/ Richard C. Hartnack Name: Title:

CASCADE ACQUISITION CORPORATION

By:	/s/ Richard C. Hartnack Name: Title:

UNITED FINANCIAL CORP.

By:	/s/ Kurt R. Weise Name: Kurt R. Weise Title: Chairman

EXHIBIT A

Form of Affiliate Letter

______________, 200_

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attention: General Counsel

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of United Financial Corp., a Minnesota corporation (the “Company”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger dated as of November 6, 2006 (the “Merger Agreement”), by and between U.S. Bancorp, a Delaware corporation (“Parent”), Cascade Acquisition Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub plans to merge with and into the Company (the “Merger”) with the Company being the surviving corporation. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

I further understand that, as a result of the Merger, in exchange for shares of common stock, no par value, of the Company (“Company Common Stock”) I may receive common stock, par value $.01 per share, of Parent (“Parent Common Stock”).

I have read this letter and discussed the requirements hereof to the extent I felt necessary with my counsel or counsel for the Company.

I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

1.            I shall not make any sale, transfer, or other disposition of such Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act, or (iv) I have the right to have the legend set forth in SECTIONS 3 and 4 below removed pursuant to SECTION 4 below.

2.            I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

3.            I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates, if any, for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and U.S. Bancorp, a copy of which agreement is on file at the principal offices of U.S. Bancorp.”

4.            I understand that, unless the transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates, if any, issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted (A) if one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) if two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) if I shall have delivered to Parent (i) a copy of a “no-action” letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from me representing that that the Parent Common Stock represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

Execution of this letter should not be considered an admission on my part of “affiliate” status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

By acceptance hereof, Parent agrees, for a period of two years after the Effective Time that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer Parent Common Stock issued to me in the Merger.

Very truly yours,

By: _______________________

Name:

Accepted this ____ day of

________________, 200_.

U.S. BANCORP

By: _____________________________

Name:

Title: